EXHIBIT 99.1

NEWS FOR RELEASE: 9-20-2005                             CONTACT:  Lee Brown
                                                        719-481-7213
                                                        lee.brown@ramtron.com

               RAMTRON SECURES $3.0-MILLION TERM LOAN FACILITY

Colorado Springs, CO - September 20, 2005. Ramtron International Corporation (Nasdaq: RMTR), the leading developer and supplier of nonvolatile ferroelectric random access memory (FRAM) products, today announced that it has secured and closed a $3-million adjustable-rate term loan facility from Silicon Valley Bank. The company plans to use the new loan facility for working capital purposes, as required.

"We are very pleased with the support we have received from our new lending partner, Silicon Valley Bank, in completing this transaction, as well as its responsiveness in working through issues related to the recent debenture pay-off and Mushkin divestiture," said Eric Balzer, Ramtron CFO. "This term loan, in combination with our line of credit and the potential to secure mortgage financing on our headquarters facility, significantly increases Ramtron's ability to capitalize on strategic opportunities. Securing conventional financing through a leading high-technology lender such as Silicon Valley Bank is further evidence of Ramtron's operational progress over the last 24-months."

About Ramtron
-------------

Ramtron International Corporation (Nasdaq: RMTR) is the leading supplier of nonvolatile ferroelectric semiconductors, including serial and parallel ferroelectric random access memory (FRAM) devices and Processor Companion devices that integrate a variety of commonly needed discrete analog and mixed-signal functions for processor-based systems. For more information, visit www.ramtrom.com.

About Silicon Valley Bank
-------------------------

Silicon Valley Bank provides diversified financial services to emerging growth and mature companies in the technology, life science, private equity, and premium wine industries. Through its focus on specialized markets and extensive knowledge of the people and business issues driving them, Silicon Valley Bank provides a level of service and partnership that measurably impacts its clients' success. Founded in 1983 and headquartered in Santa Clara, Calif., the company serves clients around the world through 27 domestic offices and two international subsidiaries in the U.K. and India. More information on the company can be found at www.svb.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements herein that are not historical facts are "forward-looking statements" involving risks and uncertainties, including but not limited to: the effect of global economic conditions, shifts in supply and demand, market acceptance, the impact of competitive products and pricing, product development, commercialization and technological difficulties, and capacity and supply constraints. Please refer to Ramtron's Securities and Exchange Commission filings for a discussion of such risks.
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